Exhibit 10.29
ACQUISITION AGREEMENT
6 aprile 2006
Thermadyne Italia S.r.l.
(“Seller”)
SIGEFI Société par Actions Simplifiée,
acting on behalf of Siparex Italia, Fonds
Commun de Placement a Risque
and Giorgio Bassi
(“Buyer”),

ACQUISITION AGREEMENT
6 aprile 2006
Thermadyne Italia S.r.l.
(“Seller”)
SIGEFI Société par Actions Simplifiée, acting on behalf of Siparex Italia,
Fonds Commun de Placement a Risque and Giorgio Bassi (“Buyer”),
EXHIBIT

Exhibit 1.01	Definitions
Exhibit 2.02	Deed of Transfer
Exhibit 2.04(c)	Release letters (directors and statutory auditors)
Exhibit 2.04(d)	Directors and statutory auditors
Exhibit 2.04(f)	Resignation Bassi
Exhibit 4.01	Bank guarantee
Exhibit 5.01	Representations
Exhibit 7.01	Escrow agreement “tax credit”
Exhibit 10.01	Seller’s Intellectual Property
Exhibit 10.02	Exceptions
Exhibit 10.03	Intellectual property rights agreement

SIGEFI Société par Actions Simplifiée,
Lyon, rue Vendome,139 — 69006,
acting on behalf of Siparex Italia, Fonds Commun de Placement a Risque
To the kind attention of Stéphane Delplancq
Mr, Giorgio Bassi,
via del Parco 15/2,
Pianoro (Bologna)
Dear Sirs,
Following our discussions regarding the above matter we propose the following Acquisition Agreement:
ACQUISITION AGREEMENT
     THIS AGREEMENT, made as of this 6th day of April, 2006, by and between Thermadyne Italia S.r.l., an Italian corporation having its principal place of business at Caronno Pertusella, Via Trieste 1169 (hereafter referred to as “Seller”) and SIGEFI Société: par Actions Simplifiée, a French corporation having its principal place of business at Lyon, rue Vendome, 139 — 69006 acting on behalf of Siparex Italia, Fonds Commun de Placement a Risque (hereafter referred to as “Siparex”) and Giorgio Bassi an Italian citizen residing at Pianoro (Bologna) via del Parco 15/2 (hereafter referred to as “Bassi”) (Siparex and Bassi hereafter referred to as “Buyer”),
WITNESSETH:
     WHEREAS, Tec.mo S.r.l., an Italian corporation (società a responsabilità limitata)having its principal place of business at Rastignano, (Pianoro), Via Rio Fabbiani n° 8 and 8/A,which is wholly-owned by Seller (the “Company”), is engaged in the business of fabricating, distributing and selling torches, consumables and spare parts of plasma and laser cutting equipment (the “Business”); and
     WHEREAS, the Company wholly owns the following subsidiaries: Tec. mo Controls S.r.l. an Italian corporation (società a responsabilità limitata) having its principal place of business at Pianoro (BO), Via Bellini 15 and Thermal Dynamics Europe S.r.l. an Italian corporation (società a responsabilità limitata) having its principal place of business at Rastignano, (Pianoro), Via Rio Fabbiani 8/A; and
     WHEREAS, in light of his longstanding position at the Company as Managing Director (Amministratore Delegato), Bassi has a thorough knowledge of the Company in all of its aspects and of the Business, and has decided to team up with Siparex in order to purchase the Company from Seller; and
     WHEREAS, the Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding capital of the Company, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties hereto, intending to be legally bound, hereby act and agree as follows:
ARTICLE I — DEFINITIONS
     Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings specified in this Agreement or in Exhibit 1.01 attached hereto.
ARTICLE II — PURCHASE AND SALE OF THE QUOTAS
     Section 2.01 Right of Substitution. In accordance with Article 1401 of the Italian Civil Code, Siparex and Bassi have the right to designate, at the latest 5 days before Closing (as hereinafter defined) a controlled affiliate, 50% by Siparex and 50% by Bassi (hereafter referred to as “Newco”), to take ownership of the Quotas (as hereinafter defined) at Closing (as hereinafter defined) and for the performance of all duties and obligations of the Buyer under this Agreement. The designation of such affiliate shall not affect any of Buyer’s obligations under this Agreement, including but not limited to payment obligations. Therefore, in the Agreement the term Buyer shall mean Newco, should Newco be designated by Siparex and Bassi to take ownership of the Quotas at Closing pursuant to this Section 2.01.
     Section 2.02 The Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at 3:00 p.m., Italian time, on April 11, 2006 following completion or waiver of all conditions to Closing specified herein, at the offices of Banca Intesa S.p.A. in Bologna, Italy, or at such other time or place as shall be agreed upon in writing by the parties hereto (the date on which the Closing shall occur shall be referred to herein as the “Closing Date”). The transfer of the Quotas to the Buyer will be perfected at Closing with the execution by duly authorized representatives of the Seller and of the Buyer of a deed of transfer (the “Deed of Transfer”), substantially in the form attached hereto as Exhibit 2.02, before a Notary Public pursuant to Article 2470, Second Paragraph, of the Italian Civil Code. The Parties hereby acknowledge and agree that the Deed of Transfer will be executed only for purposes of transferring title to the Quotas to the Buyer pursuant to Article 2470, Second Paragraph, of the Italian Civil Code, without novation, modification or amendment to this Agreement, which sets forth the entire understanding and agreement between the Parties as to the matters covered herein. Title to the Quota will be transferred to the Buyer effective as of the Closing Date with all rights pertaining thereto, free and clear of any Lien starting from the Closing Date.
     Section 2.03 The Purchase Price. Subject to the terms and conditions hereof, at the Closing, the Seller hereby agrees to sell and transfer and the Buyer agree to buy and receive from the Seller, all of the issued and outstanding quotas of the capital of the Company (the “Quotas”) owned by the Seller, for an aggregate amount of Seven Million Euros (€7,000,000.00) (the “Purchase Price”), minus the Financial Debt should the Company be in a net debt position as of March 31, 2006 (“Financial Debt Reference Date”); provided that, no adjustments will be made to the Purchase Price should the Company be in a cash position on the Financial Debt Reference Date; and provided, further, that the parties hereto hereby acknowledge and agree that for purposes of this Agreement the Financial Debt of the Company shall be calculated only up and until the Financial Debt Reference Date and no other future changes in the Financial Debt will be taken into account for purposes of this Agreement for any reason whatsoever.
     Section 2.04 Actions at Closing. At the Closing, each of the Parties shall take or cause to be taken the following actions:
     (a) Seller shall (A) cause ail directors of the Company and its Subsidiaries and all the members of the board of statutory auditors of the Company and its Subsidiaries to submit their respective resignations effective as of the Closing Date on terms that all claims (if any) which they may have against, respectively, the Company or the Subsidiaries are unconditionally released or waived and substantially in the form attached hereto as Exhibit 2.04 (a) hereto; and (B) cause the Company and its Subsidiaries to pay promptly after the Closing to the resigning directors and statutory auditors any and all amounts due to them as directors’ and statutory auditors’ compensation accrued through the Closing Date;
     (b) Each of the Seller and Buyer shall execute the Deed of Transfer before the Notary and Buyer shall pay (i) to the Seller the Purchase Price in accordance with Section 4.01 hereof;
     (c) Buyer shall deliver to Seller a copy of the release letters in favor of the current directors and statutory auditors of the Company and the Subsidiaries in the form attached as Exhibit 2.04 (c) hereto, duly executed by it;
     (d) Each of the Seller and Buyer shall cause a quotaholders’ meeting of the Company to be held to resolve upon (A) the appointment of the new directors and statutory auditors of the Company listed in Exhibit 2.04 (d) hereto as replacements of the directors and statutory auditors resigned effective upon Closing; (B) the release and discharge from any and all actions, claims or liabilities that the Company may have against the resigning directors or statutory auditors in connection with any activities carried out by such directors or statutory auditors on behalf of the Company and its Subsidiaries to the extent permitted by Law;
     (e) Each of the Parties shall execute and deliver, or cause to be executed and delivered, all other documents, certificates, instruments or writings required to be delivered or executed by such Party, including but not limited to the Transaction Documents;
     (f) Bassi shall deliver a letter of resignation from his employment with the Seller and all of its affiliates in the form attached hereto as Exhibit 2.0.4 (f).

ARTICLE III — LIABILITIES
     Section 3.01 Liabilities of the Business. From and after the Closing, the Buyer shall be responsible for, and shall honor and discharge when due all of the obligations and liabilities of the Business, provided that Buyer, the Company and Subsidiaries, as the case may be, shall be entitled to indemnification pursuant to the terms and conditions set forth under Article VIII hereunder.
ARTICLE IV — PAYMENT OF THE PURCHASE PRICE
     Section 4.01 Purchase Price. At the Closing Date, the Seller shall transfer all of the issued and outstanding quotas representing the capital of the Company to the Buyer, and the Buyer (i) shall pay the Purchase Price by transferring immediately available funds (valuta fissa a favore del beneficiario) to the bank account to be indicated by the Seller in writing at least five (5) days before to the Closing Date and (ii) the Seller shall deliver to the Buyer a bank guarantee in the amount of Three Hundred and Fifty Thousand Euros (€ 350.000,00), naming Siparex as sole beneficiary, having a face validity until Thirty (30) months after the Closing Date (“Expiration Date”) and substantially in the form hereto attached as Exhibit 4.01 (“Bank Guarantee”); provided that Siparex shall make recourse to the Bank Guarantee only if Seller will default in satisfying cash monetary judgements within twenty (20) business days from the date of an arbitration award concerning such judgements and issued by an arbitration panel of competent jurisdiction pursuant to this Agreement; and provided, further, that after the expiration of Eighteen (18) months from the Closing Date (“Early Expiration”) with no claims still unresolved and awaiting for the decree of enforcement (exequatur) issued by a Court of competent jurisdiction, Siparex and the Seller shall instruct the Bank to terminate the Bank Guarantee effective immediately after the Early Expiration.
ARTICLE V — REPRESENTATIONS AND WARRANTIES
     Section 5.01 Representations and Warranties of the Seller. The Seller represents and warrants to Buyer as set forth in Exhibit 5.01 attached hereto (the “Representations Exhibit”), which is hereby incorporated into this Agreement and constitutes an integral part of the same.
     Section 5.02 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as set forth in Section 3 of the Representations Exhibit.
     Section 5.03 Bank Guarantee. In consideration of Bassi’s top managerial role in the Company since the constitution of the Company, Bassi hereby acknowledges and accepts that the Bank Guarantee is open and maintained exclusively to the benefit of Siparex.
ARTICLE VI — CONDITIONS PRECEDENT TO CLOSING
     Section 6.01 Conditions Precedent to Closing by the Buyer. The obligation of the Buyer to purchase the Quotas is subject to the fulfillment, in all material respects, or waiver by the Buyer, in its sole discretion, of the conditions set forth in this Section 6.01 at or prior to the

Closing. Subject to the provisions of Section 9.03 hereof, if the Buyer shall decline to consummate this Agreement in reliance upon the immediately preceding sentence, it shall notify the Seller of the specific grounds therefor, and (i) the Seller shall be entitled to fulfill the unfulfilled conditions or to propose other remedies in order to induce the Buyer to agree to proceed with the Closing, and (ii) if such conditions are fulfilled or another remedy is agreed to, the parties shall proceed with the Closing.
(a)	All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by Seller on or before the Closing Date shall, in all material respects, have been complied with, satisfied and performed.

(b)	All of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date.

(c)	The Seller shall have duly executed and delivered to the Buyer the Transaction Documents.

(d)	The Buyer shall have received a certificate of Chairman of the Board of Directors of the Seller, dated as of the Closing Date, certifying as to the due authorization by the Seller of the execution and delivery of this Agreement and any Transaction Documents to which it shall be a party and the consummation of the transactions contemplated hereby and thereby.

(e)	All necessary Regulatory Approvals, and any other material consents, approvals or agreements of any Person, if necessary or required under the Applicable Law, necessary for the Closing shall have been obtained.

(f)	No action or proceeding shall have been instituted, or threatened to be instituted, by or before any Governmental Authority, or by any other third party, to restrain or prohibit the consummation of the transaction contemplated hereby (other than actions or proceedings affecting only general economic conditions).

(g)	The Buyer shall have received a certificate of an officer of the Seller, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) and, with respect to actions or proceedings against such party, paragraph (f), of this Section 6.01.

(h)	Newco shall have received at least Seven Million Four Hundred Thousand Euros (€ 7.400.000,00) from financing sources to apply to the consummation of the Closing id est Four Million Nine Hundred Thousand Euros (€ 4.900.000,00) as bank loan and Euro 2.500.000,00 (two million five hundreds thousands) as capital contribution by Siparex and Bassi.

(i)	The Financial Statements for fiscal year 2005 of the Company shall have been duly approved by the general meeting of the Company and deposited with the competent Register of Companies

     Section 6.02 Conditions Precedent to Closing by the Seller. The obligation of the Seller to sell and transfer the Quotas owned by the Seller is subject to the fulfillment, in all material respects, or waiver by the Seller, in its sole discretion, of the conditions set forth in this Section 6.02 at or prior to the Closing. Subject to the provisions of Section 9.03 hereof, if the Seller shall decline to consummate this Agreement in reliance upon the immediately preceding sentence, it shall notify the Buyer of the specific grounds therefor, and (i) the Buyer shall be entitled to fulfill the unfulfilled conditions or to propose other remedies in order to induce the Buyer to agree to proceed with the Closing and, (ii) if such conditions are fulfilled or another remedy is agreed to, the parties shall proceed with the Closing.
(a)	All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by Buyer on or before the Closing Date shall, in all material respects, have been complied with, satisfied and performed, including, but not limited to, the payment of the Purchase Price at the Closing Date.

(b)	All of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date.

(c)	Newco, or Siparex and Bassi if Newco is not designated to take ownership of the Quotas at Closing pursuant to Section 2.01 herein, shall have duly executed and delivered to the Seller the Transaction Documents to which it is (or they are, as the case may be) a party;

(d)	The Seller shall have received (i) a certificate of the Chairman of the Board of Directors of Newco (if applicable) and Siparex, dated as of the Closing Date, certifying as to the due authorization by the Buyer of the execution and delivery of this Agreement and any Transaction Documents to which it shall be a party and the consummation of the transactions contemplated hereby and thereby; and (ii) a certificate from Bassi confirming that there is no legal impediment to the execution and delivery of this Agreement or the other Transaction Documents by Bassi or to the consummation of the transactions contemplated hereby or thereby.

(e)	The Seller shall have received a certificate of an officer of Newco, or of Siparex and Bassi if Newco is not designated to take ownership of the Quotas at Closing pursuant to Section 2.01 herein, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) of this Section 6.0.2.
ARTICLE VII — COVENANTS
     Section 7.01 Covenants of the Seller. (a) The Seller covenants and agrees with the Buyer that:
(i)	between the date of this Agreement and the Closing, it will cooperate with the Buyer and any Governmental Authority having jurisdiction in taking all actions reasonably necessary to obtain any Regulatory Approvals, if necessary under the Applicable Law, required in connection with the transaction contemplated by this

Agreement and any Transaction Document, and will comply timely with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to the Buyer in connection with any such legal requirements. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, without Buyer’s prior written consent, neither the Seller nor any of its Affiliates shall divest, demerger, spin off or otherwise take or commit to take any step that limits its freedom of action with respect to, or its ability to retain, any business unit (including its existing business units and the business units of the GROUP to be acquired hereunder), or any of the activities, product lines or assets thereof, or (b) alter or restrict its business or commercial practices, or the business or commercial practices of any company of the GROUP, in any way.

(ii)	between the date of this Agreement and the Closing, it will not take any action, or omit to take any action, which action or omission would make any of the representations or warranties of the Seller untrue or incorrect, in any material respect, at the Closing Date, and will not undertake any course of action inconsistent with this Agreement, or which would render any of the conditions to Closing by the Buyer unable to be satisfied at or prior to the Closing.

(iii)	between the date of this Agreement and the Closing, it shall carry on the Business diligently and in the ordinary course, consistent with past practice and shall exercise reasonable best efforts to (a) prevent the loss or material modification of any material contract with customers or suppliers, (b) preserve the Business’s relations with customers, suppliers and employees, and (c) otherwise prevent the impairment of its goodwill. Except as contemplated by this Agreement or with Buyer’s prior written consent, which shall not be unreasonably withheld, neither the Company nor any Subsidiary shall, and the Seller shall ensure that none of the Company or the Subsidiaries, (aa) make any material change in its business, accounting practices, methods of operation, or management of the Business and its properties, (bb) enter into any new lease for use of office or warehouse space or other real property, or any modification, extension or cancellation of any Contract, Real Property Lease or Intellectual Property License (except the Intellectual Property Rights Agreement), (cc) make any capital expenditure, (dd) give, issue or enter into any product warranty other than the standard warranty currently given by the Business on sales made in the ordinary course of business, (ee) declare any dividend, make any payment, or render any benefit, to or on behalf of any Related Party, except for (A) salaries and customary directors fees paid to individuals in their capacities as directors, officers or employees of the Seller consistent with past practice, or (B) give or enter into any commitment on behalf of the Business to do any of the foregoing. Except for the sale of product from inventory or as otherwise contemplated hereby, neither the Company nor any Subsidiary shall sell, transfer, give, voluntarily encumber, pledge or otherwise dispose of or impair in any way its right, title and interest in and to any material asset of the Business, including, without limitation, claims, causes of action and other intangible assets.
(b) The Seller undertakes to indemnify and hold harmless the Buyer and its Subsidiaries against any Mahoney’s claims demands actions of suits deriving from, or connecting to the pending litigation concerning the Amended and Restated Executive Employment Agreement among Thermadyne Holdings Corporation and its subsidiaries, dated June 13, 2002. This covenant by Seller is without limitation and does not fall under the provision of Section 8.08.
(c) For fiscal year 2005 Seller has elected to file the consolidated tax return in accordance with Section II of Decree n. 917 December 22, 1986 (as emended the “Decree”). As a result of an excess anticipated payment to the Seller made in connection with the consolidated tax return, the Company and the Subsidiaries have a credit to Seller of Euro Two Hundred Fifty-Four Thousand and 949 (€ 254,949) in the aggregate (the “Tax Credit”). Seller undertakes to repay in cash to Company the Tax Credit not later than 10 days after either (i) the last day available to Seller for filing its 2005 tax return (October 31, 2006); or (ii) such earlier date (“Filing Date”) chosen by the Company to file their 2005 tax return; provided that at Closing the Seller will deliver to a notary public mutually agreed upon by the parties hereto a sum in the form of a certificate of deposit (Libretto di Deposito a Risparmio Nominativo) equal to the Tax Credit,. Copy of such escrow agreement is attached hereto as Exhibit 7.01 (c).
Section 7.02 Covenants of the Buyer and Bassi. (a) The Buyer covenants and agrees with the Seller that, between the date of this Agreement and the Closing it will not take any action, or omit to take any action, which action or omission would make any of the representations and warranties of the Buyer untrue or incorrect, in any material respect, at the Closing Date, and will not undertake any course of action inconsistent with this Agreement, or which would render any of the conditions to Closing by the Seller unable to be satisfied at or prior to the Closing.
(b) Bassi hereby agrees to hold and maintain confidential all confidential and proprietary information of Thermadyne Holdings Corporation or any of its affiliates acquired during the course of his employment with Thermdadyne Holdings Corporation or its affiliates and not to use it in any manner whatsoever or disclose any such information to any third party except with the prior written consent of Thermdadyne Holdings Corporation or any of its affiliates, as appropriate. Proprietary and confidential information includes, but it is not limited to, Thermdadyne Holdings Corporation or its affiliates’ unique plans and strategies, including its business strategies; potential acquisition, merger or investment candidates; operating procedures and programs; manuals and training materials; lists of or information regarding customers or prospects. These restrictions apply whether the information was written, electronic, or simply personal knowledge. For purpose of this Section 7.02, proprietary and confidential information does not include information which is or becomes already known to the person(s) to whom Bassi would discuss it or to information which is in the public domain. Bassi hereby also agrees to furnish written notice to Thermdadyne Holdings Corporation or any of its affiliates, as appropriate, prior to disclosing information as the law may require him to do.
     Section 7.03 Mutual Covenants.

(a)	None of the parties hereto shall make, or permit any of their Affiliates or their respective directors, officers, employees, agents, advisors, or representatives to make, any press release, public announcement or other third-party disclosure (collectively, “Announcement”) with respect to the existence of this Agreement or any Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other parties hereto, except as otherwise previously agreed in writing or required by applicable law. In any event, prior to any such Announcement, each party shall submit the text of any proposed Announcement to the other party for approval.

(b)	Each Party shall give prompt written notice to the other in the event its own representations and warranties or the representations and warranties of the other Party are discovered to be materially untrue as of the time made. Nothing in this Agreement shall be construed to imply that Seller is making any representation or warranty as of any date other than as expressly set forth herein.
ARTICLE VIII — INDEMNIFICATION
     Section 8.01 Survival of Representations and Warranties. The parties shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement, and the obligations of the party with respect thereto shall survive the Closing whether or not any party relied on such representations and warranties or had knowledge, acquired either before or after the date hereof, from its own investigation or otherwise, of any fact at variance with of any of such representations and warranties, or any breach thereof. Such representations and warranties shall be effective from and after the date of this Agreement and shall survive for a period of eighteen (18) months after the Closing Date; provided, however, that (i) all representations and warranties relating to the capacity or authority of the parties, title to the Shares shall survive the Closing Date for the period of the statute of limitations applicable to the subject matter thereof; (ii) all representations and warranties relating to Taxes and Labor matters shall survive until the sixth anniversary of the Closing Date. No party providing indemnification pursuant to this Article (an “Indemnitor”) for any misrepresentation in, or breach of, any representation or warranty shall be obligated to provide such indemnification unless the party seeking indemnification hereunder (the “Claimant”) has delivered written notice of its claim for indemnification (a “Claim”) prior to the expiration date of the relevant representation or warranty, provided, however, that any Claim for which a notice has been given on or before the relevant expiration date may continue to be asserted and indemnified against until finally resolved.
     Section 8.02 Indemnification by the Seller to Buyer. The Seller agrees to indemnify Buyer the Company, the Subsidiaries, their respective officers, directors, employees, shareholders, agents and representatives against, and agrees to hold them harmless from, any Loss suffered or incurred by any such indemnified party based upon, arising out of or resulting from (i) any failure of the Seller to transfer to Buyer full record and beneficial ownership of, legal title to, and possession of, the Quotas, free and clear of all liens, (ii) any material misrepresentation in, or breach of, any representation or warranty of the Seller contained in the Representations Exhibit, (iii) any material breach of any covenant of the Seller contained in this Agreement or the Transaction Documents requiring performance after the Closing Date, (iv) any unrecorded liability or obligation of the Company, the Subsidiaries or the Business arising from any fact or circumstance in existence at or prior to the Closing Date which pursuant to Applicable Law would have been required to be recorded in the books of the GROUP (the “Excluded Liabilities”).
     Section 8.03 Indemnification. If the Indemnitor shall agree in writing that it would have responsibility to indemnify the Claimant for a Claim, the Claimant will give the Indemnitor full authority to defend, adjust, compromise, or settle such Claim, and any litigation arising therefrom, in the name of the Claimant, provided that the Indemnitor or its counsel shall keep the Claimant fully informed of all developments and shall expeditiously defend such Claim. The Indemnitor shall not, without the prior written consent of the Claimant, consent to the entry of any judgment or agree to any settlement, unless (i) such judgment or settlement constitutes an effective release from all liability in respect of such Claim, (ii) does not impose or create any obligation or any financial or other liability affecting the Claimant, unless the Indemnitor is bound to pay or discharge such obligation or liability as part of the indemnification provided to the Claimant under this Agreement. If the Indemnitor does not undertake the defense of any claim presented by the Claimant in accordance with this Article within thirty (30) Business Days after receiving the Claimant’s written notice thereof, then the Claimant shall have the right to control the defense, compromise or settlement of such Claim with counsel of their choice, at the expense of the Indemnitor; provided that counsel chosen by the Claimant shall be only entitled to actual and reasonable attorney’s fees and expenses; and provided, further, that such attorney’s fees and expenses shall be reimbursed by the Indemnitor to the Claimant only if the Claimant is finally adjudicated responsible for such Claim.
     Section 8.04 Indemnification by the Buyer. The Buyer agrees to indemnify the Seller and its respective officers, directors, employees, shareholders, agents and representatives against, and agrees to hold them harmless from, any Loss suffered or incurred by any such indemnified party based upon, arising out of or resulting from any misrepresentation in, or breach of, any representation or warranty of the Buyer contained in this Agreement.
     Section 8.05 Effect of Tax Benefits or Detriments on Indemnification. If any Loss subject to indemnification hereunder gives rise to a deduction against taxable income of the party seeking indemnification, any Claim for any such Loss shall be reduced by the Tax benefit attributable thereto. In addition, if any indemnity paid hereunder shall be taxable to the receiving party, the amount of such indemnification shall be increased to the extent necessary such that the amount received by the indemnified party, net of all Taxes, is equal to the amount of its indemnified Loss.
     Section 8.06 Claims; Payment of Claims. (a) A Claimant shall promptly, but in no event later than thirty (30) days after becoming aware of any circumstances giving rise to a Claim, notify an Indemnitor in writing of its Claim (“Claim Notice”), specifying in reasonable detail the nature of the misrepresentation, breach or non-performance upon which such Claim for indemnification is based and the amount and nature of the Loss expected to be incurred in connection therewith. Upon receipt of the Claim Notice, the Indemnitor shall have thirty (30) days to submit its written objections (“Indemnitor’s Objections”), if any. Should the parties be unable to find an agreement over the Indemnitor’s Objections within thirty (30) days from their receipt, either party shall be entitled to make recourse to arbitration, as provided for herein.
     (b) The Company shall be entitled to receive, and to execute any receipt and releases thereof, on behalf of the Buyer, Siparex or Bassi, as the case may be, any payments from Seller to which the Buyer, Siparex or Bassi may be entitled to in connection with a Claim hereunder.
     Section 8.07 Mitigation. Any Claimant shall, in relation to any claims, actions, proceedings, demands, losses, costs, expenses or other liabilities which might give rise to a claim under this Agreement against an Indemnitor, use its reasonable efforts to avoid or mitigate such claims, actions, proceedings, demands, losses, costs, expenses or other liabilities. If a Claimant is or may be entitled to recover under any insurance policy then in effect, then such Claimant shall diligently exhaust all rights that is has under such insurance policy; provided that any amounts recovered under such insurance policies shall be deducted from the amount recoverable pursuant to Article VIII hereto.
     Section 8.08 Limitation. Notwithstanding anything to the contrary contained in this Agreement or any of the Transaction Documents, any Indemnitor, under this Article VIII, shall not be indemnified unless and until the total of all such Losses shall exceed the threshold amount of Twenty Thousand Euros (€ 20.000,00) in the aggregate, in which case Indemintor shall indemnify such Claimants for all of such Losses, including the threshold amount. Except as otherwise specified in this Agreement, in the Exhibits or in any of the Transaction Documents, an Indemnitor will not be obligated to indemnify any Claimant for any Losses under this Article VIII to the extent that the aggregate amount of all such payments for Losses would exceed ten percent (10%) of the Purchase Price paid to Seller.
     Section 8.09 Remedy Exclusive. The indemnification provisions of this Article VIII shall be the exclusive remedy available to the parties following the Closing for any and all claims for Losses arising under this Agreement.
ARTICLE IX — TERMINATION
     Section 9.01 Termination by Consent. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by the mutual written consent of the parties hereto.
     Section 9.02 Termination Due to Illegality. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by any party if Applicable Law makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.
     Section 9.03 Termination due to failure to satisfy the conditions precedent to the Closing. If the conditions set forth in Sections 6.01 and 6.02 hereof have not been fulfilled or waived, and the transactions contemplated hereby have not been consummated, within one hundred twenty (120) days after the date hereof, this Agreement may be terminated, and the transactions contemplated hereby abandoned, by either party at any time thereafter by giving written notice thereof to the other party; provided, however, that a party may not terminate this

Agreement if such conditions have not been fulfilled due to any failure by the same party to perform in all material respects any of its respective covenants or agreements contained in this Agreement.
     Section 9.04 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, no party hereto, nor any of their respective directors, officers, employees or agents, shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.
ARTICLE X — INTELLECTUAL PROPERTY
     Section 10.01 Seller’s intellectual property. The Seller owns certain Intellectual Property necessary to conduct the Business as currently conducted and listed in Exhibit 10.01 The Seller has the right to use all of such Intellectual Property free and clear of all adverse claims (including, without limitation, royalty).
     Section 10.02 No infringement. To the Seller’s Knowledge, the Seller has not received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Intellectual Property. Except as otherwise specified in Exhibit 10.02, no third party is infringing upon, misappropriating or otherwise violating any such Intellectual Property owned by the Seller.
     Section 10.03 Intellectual Property Rights Agreement. On or before the Closing Date, the Seller shall enter into an intellectual property rights agreement granting the Company the world wide license to use the Intellectual Property listed in Exhibit 10.01 and owned by the Seller or any of its affiliates (hereafter referred to as the “Intellectual Property Rights Agreement”). Execution copy of Intellectual Property Rights Agreement is attached hereto as Exhibit 10.03.
     Section 10.04 Use of Thermadyne’s Intellectual Property. Immediately after the Closing, Buyer shall cause the Company or its Affiliates to cease the use in any form whatsoever of any of the registered or unregistered trademarks, service marks, trade names, designs or logos owned or otherwise used by the Thermadyne group (“Thermadyne Trademarks”) unless (i) the products bearing the Thermadyne Trademarks are sold to a company of the Thermadyne group and such company has specifically instructed the Company or any of its Affiliates, as the case may be, to affix the Thermadyne Trademarks; or (ii) the use of the Thermadyne Trademarks is expressly permitted by the Intellectual Property Rights Agreement, should the product in question be protected by patent. Furthermore, for the avoidance of doubt it is hereby specified that Buyer shall cause the Company or its Affiliates not to use any portion of the Thermadyne Trademarks in any form whatsoever, including but not limited to corporate names, letterhead, invoices, company or product literature or any other similar documents.
ARTICLE XI — GUARANTEE
     Section 11.01 Guarantor. From the date hereof, Thermadyne Holding Corporation (hereafter referred to as “Guarantor”) agrees to unconditionally, irrevocably and absolutely guarantee to Buyer the due and punctual performance and discharge of Seller’s obligations under this Agreement, (collectively, the “Obligations”). The guarantee under this Section 11.01 is a guarantee of performance of the Obligations by Guarantor as primary obligor and not merely of collection.
(a) To the fullest extent permitted by Applicable Law, the obligations of Guarantor under this Section 11.01 shall remain in full force and effect without regard to, and shall not be affected or impaired by (i) any change in the corporate structure or ownership of the Seller and its Subsidiaries’ or the dissolution, liquidation, or other similar proceeding relating to the Seller and its Subsidiaries’ or Guarantor or Buyer (ii) any neglect, delay, omission, failure or refusal of the Seller to take or prosecute any action in connection with this Agreement or any other agreement, delivered in connection herewith. In connection with this Section 11.01, Guarantor unconditionally waives any right to require the Buyer to proceed first against Seller or to pursue any other remedy (iii) any duty of the Buyer to advise Guarantor of any information known to Buyer regarding Seller or its ability to perform under this Agreement, and (iv) all suretyship and other defenses of every kind and nature.
(b) Notwithstanding anything herein to the contrary, this Section 11.01, and all obligations of Guarantor under this Agreement, shall terminate, and be of no further force or effect, upon expire of Representations and Warranties of the Seller under the Agreement.
ARTICLE XII — MISCELLANEOUS PROVISIONS
     Section 12.01 Expenses; Transfer Taxes. Whether or not the transactions contemplated by this Agreement are consummated, each party will pay its respective expenses (including all fees and expenses of counsel, accountants and other advisors) incurred in connection with the origination, negotiation, execution and performance of this Agreement and the Transaction Documents. Notwithstanding the foregoing, the Buyer shall pay all sales, use or transfer Taxes, and any documentary, registration or stamp duties and similar Taxes or duties (not including net or gross income Taxes or capital gains Taxes) arising from the sale and transfer of the Quotas. The Buyer shall make payment to the proper Governmental Authority or reimburse the Seller, as appropriate, in a timely manner, and in any case no later than fifteen (15) days after receipt of written evidence that such payment was made. If Applicable law does not designate which party is responsible for payment, payment shall be made by the Buyer. The parties shall take all actions reasonably necessary or appropriate to avoid or minimize the imposition of such Taxes or duties.
     Section 12.02 Ongoing Business Relationships. Except as otherwise specified in this Agreement, in its Exhibits or in any of the Transaction Documents, it is the intention of the parties to maintain the current business between the Company, the Seller and its Affiliates at terms and conditions similar to those currently in force, should such business continue to be in the best interest of the respective parties.
     Section 12.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Transaction Documents (including all attachments hereto and thereto) comprise the entire agreement among the parties hereto as to the subject matter hereof and thereof, and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. All annexes, schedules, exhibits or other attachments to any document are, and shall be deemed to be, a part of such document. Neither this Agreement, nor any of the Transaction Documents is intended to confer upon any Person other than the parties thereto any rights or remedies thereunder.
     Section 12.04 Amendments and Waivers. This Agreement may not be amended or modified except by a writing executed by the parties hereto. No extension of time for, or waiver of the performance of, any obligation of any party hereto shall be effective unless it is made in a writing signed by the party granting such extension or waiver. Unless it specifically states otherwise, no waiver shall constitute or be construed as a waiver of any subsequent breach or non-performance.
     Section 12.05 Notices. Any notice given pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by internationally-recognized express courier delivery service, or (iii) by facsimile transmission confirmed by one of the foregoing methods, in each case addressed as follows:
If to the Seller:
Thermadyne Italia s.r.l. c/o
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Attention:   Patricia S. Williams
                   Vice President General Counsel
                   Facsimile: +1-636.728.3011
If to the Buyer:
SIGEFI PRIVATE EQUITY
166, rue Fg St-Honorè
75008 Parigi — Francia
Attention:   Stèphane Delplancq
                   Tel.: ++33 01 53 93 0220
                   Facsimile: ++33 01 53 93 0230
and
SIGEFI Italia Private Equity SpA
Via Molino delle Armi 4
20123 Milano
Attention:   Maurizio Perroni
                   Tel.: ++39 02 72 00 6701
                   Facsimile: ++39 02 80 55 252

and
Tec.Mo s.r.l.
Via Rio Fabbiani n. 8
Pianoro (Bologna)
Attention: Giorgio Bassi
Tel.: ++39 051 743123
Facsimile: ++ 051 74 3758
     In any case, any such address may be changed by any party by written notice to the other parties given in accordance herewith. Any notice given in the manner described in clause (i) shall be deemed given when delivered. Any notice given in the manner described in clause (ii) shall be deemed given when deposited for delivery so addressed with courier fees and other charges prepaid. Any notice given in the manner described in clause (iii) shall be deemed given when transmitted, provided that the sender receives electronic confirmation of the satisfactory completion of such facsimile transmission.
     Section 12.06 Assignment. Subject to and without prejudice to Section 2.01 above, this Agreement may not be assigned by either party hereto without the prior written consent of the other.
     Section 12.07 Joint Preparation of Documents. This Agreement has been, and the Transaction Documents are being, prepared jointly by the parties hereto. The terms thereof shall not be construed in favour of, or against, any party on account of its participation in such preparation.
     Section 12.08 Captions. Article and Section headings, and Exhibit titles, are supplied herein for convenience only and shall not be deemed a part of this Agreement for any purpose.
     Section 12.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.
     Section 12.10 Governing Law. This Agreement and, unless they shall specifically state otherwise, the Transaction Documents, shall be governed by the Italian laws without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable.
     Section 12.11 Agreement to Arbitrate. The Parties shall make reasonable efforts to settle in an amicable way any dispute that might arise between them in connection with this Agreement or the carrying out of the transactions contemplated herein. In particular, the Parties may appoint a professional mediator and may meet in order to attempt an amicable solution of the dispute. Notwithstanding the foregoing, should any Party consider, at any time and at its sole discretion, it not possible to reach an amicable settlement, then the dispute shall be resolved through arbitration in accordance with the Arbitration Rules (Regolamento Arbitrale), of the Chamber of National and International Arbitration of Milan (Camera Arbitrale

Nazionale e Internazionale di Milano), hereafter the “ Arbitration Rules”, which are incorporated herein by reference, by one arbitrator appointed by the Parties within 15 days after receipt by the respondent of the notice of arbitration, provided that the value of the dispute does not exceed Euro five hundred thousand (€ 500,000). Should the value of the dispute exceed such amount or be undetermined, the controversy shall be resolved by a panel of three arbitrators, the first one appointed by the Party initiating the arbitration proceedings simultaneously with its demand for arbitration, the second one appointed by the other Party within 15 days of the date on which it has received notice of the demand for arbitration. The third arbitrator (who shall act as chairman of the arbitration panel) shall be jointly appointed by the two appointed arbitrates within fifteen (15) days of the appointment of the second arbitrator. In the event of failure of the Parties to appoint the sole arbitrator or the chairman of the panel, as the case may be, within such term, he shall be appointed Rules by the Arbitration Council acting as Appointing Authority for the purposes of the Arbitration Rules, upon request of either Party. Such Appointing Authority shall also designate the arbitrator, if the party required to make such appointment has not done so within the period specified above. The arbitration proceedings shall take place in Milan and the sole arbitrator or the arbitration panel, as the case may be, shall decide pursuant to Italian substantive law. All proceedings of the arbitration, including arguments and briefs shall be conducted in the Italian language, it being understood that documents and testimonies may be filed or heard in Italian. The arbitration proceeding shall be conducted in accordance with the Italian Code of Civil Procedure. The sole arbitrator shall render the award within six (6) months of the acceptance of his appointment and the arbitration panel shall render its award within six (6) months from the date of constitution of the panel, unless a different term has been agreed between the Parties. Any award shall include the reasons upon which it was based, shall be rendered in writing, shall have jurisdictional nature and shall be final and binding on the Parties. The costs of arbitration shall be borne by either or both of the Parties as the arbitrator(s) shall determine. Application may be made to any court of competent jurisdiction for a judicial acceptance of the award and an order of enforcement (exequatur), as the law of such jurisdiction may require or allow.
     Section 12.12 Severabilitv. If any term or provision of this Agreement or any of the Transaction Documents, or the application thereof to any Person or circumstance, shall to any extent be overly broad, invalid or unenforceable, the remainder of this Agreement (or such Transaction Document, as the case may be), or the application of such term or provision to Persons or circumstances other than those as to which it is overly broad, invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement (or such Transaction Document, as the case may be) shall be valid and enforced to the fullest extent permitted by law. In any such instance, the parties shall work together in good faith to make such alternative arrangements as may be legally permissible to carry out as nearly as practicable the original terms and intent of such document.
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If you agree with the foregoing terms and conditions, please return to us a copy of this agreement executed by you signifying your full and unconditional acceptance.

Yours faithfully,

THERMADYNE ITALIA S.R.L.

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Title:	[ILLEGIBLE]

With exclusive reference to Article 11 (GUARANTEE):

THERMADYNE HOLDINGS CORPORATION

By:

Name:

Title:

GIORGIO BASSI

By:	/s/ [ILLEGIBLE]

SIGEFISOCIETE PAR ACTION SIMPLIFIEE

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Title:	[ILLEGIBLE]

If you agree with the foregoing terras and conditions, please return to us a copy of this agreement executed by you signifying your full and unconditional acceptance.

Yours faithfully,

THERMADYNE ITALIA S.R.L,

By:

Name:

Title:

With exclusive reference to Article 11 :(GUARANTEE):

THERMADYNE HOLDINGS CORPORATION

By:	/s/ P. S. Williams

Name:	P. S. Williams

Title:	Vice President General Counsel